Exhibit 99.1

Contacts:
Stuart Fine                                               Vivian Liu
Rubenstein Investor Relations                             NexMed, Inc.
212-843-8092                                              609-208-9688, ext: 101
sfine@rir1.com                                            vliu@nexmed.com

               NEXMED ANNOUNCES U.S. PHASE II DATA
               FOR ALPROX-TD TOPICAL ED TREATMENT

Robbinsville, NJ, November 2, 2000 -- NexMed, Inc. (Nasdaq: NEXM) a developer of topical treatments for sexual dysfunction, today announced the clinical results for a completed U.S. Phase II study for Alprox-TD, the Company's topical treatment for male erectile dysfunction ("ED"). The multicenter study, conducted at 12 clinical sites in the U.S., was randomized, parallel, double-blind, placebo-controlled, and designed to investigate the dose-response relationships of the efficacy and safety of three (3) different doses of Alprox-TD versus a placebo in 161 men with mild to moderate ED. The patients were required to apply up to ten (10) doses at home over a nine-week period and keep a daily diary.

The Phase II study results indicated that three different dose levels of Alprox-TD were shown to be effective over placebo in sexual function endpoint analyses, with the highest dose showing a highly significant (p=0.001) increase in Erectile Function Domain scores under the International Index of Erectile Function (IIEF), which is the primary efficacy endpoint for the assessment of ED. The response to the Global Assessment Questionnaire, which measures improvement in erectile function, indicated an efficacy rate of 73% in the highest dose group compared to 23% in the placebo group. Other secondary efficacy endpoints also showed statistically significant improvements when the highest dose was compared with the placebo. Overall, the vast majority of the side-effects observed in the study were mild in nature and consisted of a transient burning sensation at the application site.

The causes of ED, commonly known as impotence, are often age-related. The disease reportedly affects 10 to 20% of the male population worldwide. The ED treatment market is projected to grow as the world's population ages. Alprox-TD incorporates alprostadil, an off-patent vasodilator well recognized for treating ED, with the NexACT transdermal penetration enhancing technology.

Dr. Y. Joseph Mo, president and chief executive officer of NexMed, commented, "We are extremely encouraged by these U.S. Phase II results which mark an important milestone in our Alprox-TD development program. The Company intends to submit the data in final report form to the FDA for review and concurrence."


ABOUT NEXMED, INC.


NexMed, Inc., an emerging pharmaceutical and medical technology company, with a product development pipeline of innovative topical drug treatments based on the NexACT acute transdermal delivery technology. Its two lead NexACT products under development are the Alprox-TD cream treatment for ED and the Femprox cream treatment for female sexual arousal disorder.

            Alprox-TD, Femprox, NexACT are trademarks of NexMed, Inc.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to FDA review and approval, product development and acceptance, manufacturing, competition, and/or other factors, which are outside the control of the Company.

                                      # # #




                                       4